FOR MORE INFORMATION:	Company Contact:
Jacqueline Lemke
President & CEO and CFO
Phone: 765.497.5829
jlemke@BASinc.com

Agency Contact:
Neil Berkman
Berkman Associates
Phone: 310.477.3118
info@berkmanassociates.com

BASi Reports Second Quarter Results

WEST LAFAYETTE, IN -- May 15, 2014 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) today announced financial results for the second quarter and first six months of fiscal 2014.

Second Quarter Highlights
●	Revenue up 14.7% versus last fiscal year's second quarter
●	Gross profit up 59.9%
●	Gross margin up 9.6 percentage points
●	Operating income increased to $105,000 versus an operating loss.

First Half Highlights
●	Revenue up 10.7% versus last fiscal year's first half
●	Operating income up 92.9%
●	Cash provided by operations up 99.8% to $1,005,000
●	EBITDA up 5.5% to $1,416,000

BASi President & CEO and CFO Jacqueline Lemke said, "The trend of steadily improving operating performance at BASi continued in the second quarter. The improvement in our financial results was instrumental in our establishing a new $7,500,000 credit facility this month with The Huntington National Bank, consisting of a $5,500,000 term loan at LIBOR plus 325 basis points, and a $2,000,000 revolving line of credit at LIBOR plus 300 basis points. With substantially more favorable terms than the long-term debt and line of credit it replaces, this new credit facility lowers BASi's borrowing costs and enhances our ability to implement our growth plan. In addition to these tangible benefits, our new credit facility is a strong vote of confidence in BASi's future, and we are pleased that The Huntington National Bank has recognized our progress. We intend to use our new term loan facility to pay off the current portion of our long-term debt, which amounted to approximately $4,953,000 at March 31, 2014.

"We are leveraging our existing laboratory capacity and an incremental investment in people and skills to drive growth. We took steps to upgrade BASi's executive leadership during the second quarter, as we continue building a management team with the depth, experience and dedication to take the company to the next level.

"Our focus on BASi's established strengths in specialty assay and drug discovery, regulatory excellence, and our market-changing Culex® NxT automated sampling system is generating an increase in orders in our traditional businesses and creating opportunities for us to win contracts in new areas such as discovery work on stem cell therapies and related pre-clinical work. This expansion of our portfolio of services is especially important as we work to increase our book of business with the current generation of smaller, specialty drug development organizations that generally do not have the extensive scientific and regulatory capabilities required to move a drug candidate through the arduous FDA approval process. We are seeking to develop a sustainable competitive advantage by balancing the requirements of our large pharmaceutical company clients with a higher touch, full service approach for smaller biotech accounts."

Second Quarter Results

For the three months ended March 31, 2014, revenue increased 14.7% to $5,912,000 compared to $5,156,000 for the second quarter of fiscal 2013. Gross profit increased to $2,012,000, or 34.0% of revenue, compared to $1,258,000, or 24.4% of revenue, during the comparable period last year.

The net loss for the second quarter of fiscal 2014 was $219,000, or $0.03 per share, compared to a net loss for the second quarter of fiscal 2013 of $311,000, or $0.04 per share.

The net loss for the second fiscal quarter was affected by a non-cash increase in the fair value of the warrant liability of $200,000. Excluding this charge, the non-GAAP net loss for the second quarter of fiscal 2014 was $19,000, or $0.00 per share. For the second quarter of fiscal 2013, the net loss included a non-cash increase in the fair value of the warrant liability of $142,000. Excluding this charge, the non-GAAP net loss for the second quarter of fiscal 2013 was $169,000, or $0.02 per basic and diluted share.

Operating expenses for the second quarter of fiscal 2014 increased to $1,907,000 compared to $1,267,000 during the second quarter of fiscal 2013, primarily due to planned increases in selling and R&D expenses. Operating income increased to $105,000 compared to an operating loss of $9,000 for last fiscal year's second quarter.

Service revenue increased 23.4% to $4,526,000 for the second quarter of fiscal 2014 compared to $3,667,000 for the prior fiscal year period primarily due to higher toxicology and bioanalytical revenues offset slightly by lower pharmaceutical analysis revenues.

Product revenue decreased 6.9% for the second quarter of fiscal 2014 to $1,386,000 compared to $1,489,000 during the second quarter of fiscal 2013, primarily due to expected upgrades postponed until the third quarter of fiscal 2014.

EBITDA for the second quarter of fiscal 2014 was $504,000 compared to EBITDA for the second quarter of fiscal 2013 of $490,000.

First Half Results

For the six months ended March 31, 2014, revenue increased 10.7% to $12,132,000 compared to $10,960,000 for the first six months of fiscal 2013. Gross margin for this year's first half increased 33.5% to $4,157,000, or 34.3% of revenue, compared to $3,114,000, or 28.4% of revenue, for the same period of the prior fiscal year. Operating income increased 92.9% to $567,000 compared to $294,000 a year earlier.

The net loss for the first six months of fiscal 2014 of $881,000, or $0.11 per share, included an increase in the fair value of the warrant liability of $1,161,000. Excluding this charge, non-GAAP net income for the first six months of fiscal 2014 was $280,000, or $0.04 per basic and diluted share. For the first six months of fiscal 2013, the net loss of $55,000, or $0.01 per basic and diluted share, included an increase in the fair value of the warrant liability of $25,000. Excluding this charge, the non-GAAP net loss for the first six months of fiscal 2013 was $30,000, or $0.00 per basic and diluted share.

EBITDA for the first six months of fiscal 2014 was $1,416,000 compared to EBITDA for the first six months of fiscal 2013 of $1,342,000.

Earnings Conference Call

BASi has scheduled a conference call at 11:00 a.m. EDT this morning to discuss its results for the quarter. To participate in the call, dial 866.713.8563, passcode #24051454 at least five minutes before the start of the call. A simultaneous webcast may be accessed from the Investors tab at www.BASInc.com. The webcast will be available for replay after 2:00 p.m. EST at this same Internet address. For a telephone replay, dial 888.286.8010, passcode #60437922 after 2:00 p.m. EST.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP). The non-GAAP financial measures are net income excluding the income or expense of the change in the warrant liability, and EBITDA for the first two quarters of fiscal 2014 and 2013. EBITDA refers to financial performance measures that exclude certain income statement line items, such as interest, taxes, depreciation, and amortization. EBITDA may also exclude certain non-cash or one-time expenses, such as stock-based compensation and the income or expense from the change in the warrant liability.

The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that these non-GAAP financial measures, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of the Company's results and may facilitate a fuller analysis of the Company's results, particularly in evaluating performance from one period to another. Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of results and to illustrate the results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company's filings with the Securities and Exchange Commission.

[SEE BELOW FOR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts)(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2014	2013	2014	2013

Service revenue	$4,526	$3,667	$9,442	$8,337
Product revenue	1,386	1,489	2,690	2,623
Total revenue	5,912	5,156	12,132	10,960

Cost of service revenue	3,330	3,230	6,653	6,612
Cost of product revenue	570	668	1,322	1,234
Total cost of revenue	3,900	3,898	7,975	7,846

Gross profit	2,012	1,258	4,157	3,114

Operating expenses:
Selling	479	292	916	662
Research and development	170	123	313	208
General and administrative	1,258	852	2,361	1,950

Total operating expenses	1,907	1,267	3,590	2,820

Operating income (loss)	105	(9)	567	294

Interest expense	(121)	(163)	(285)	(329)
Change in fair value of warrant liability increase	(200)	(142)	(1,161)	(25)
Other income	4	3	5	5
Loss before income taxes	(212)	(311)	(874)	(55)
Income taxes	7	--	7	--
Net loss	$(219)	$(311)	$(881)	$(55)

Other comprehensive income (loss):
Foreign currency translation adjustment	(8)	46	(34)	55

Comprehensive loss	$(227)	$(265)	$(915)	$--

Basic net loss per share	$(0.03)	$(0.04)	$(0.11)	$(0.01)
Diluted net loss per share	$(0.03)	$(0.04)	$(0.11)	$(0.01)

Weighted common shares outstanding:
Basic	7,964	7,657	7,848	7,648
Diluted	7,964	7,657	7,848	7,648

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	Mar. 31,	Sep. 30,
	2014	2013
Assets	(Unaudited)

Current assets:
Cash and cash equivalents	$379	$1,304
Accounts receivable
Trade, net	2,735	3, 621
Unbilled revenues and other	1,135	691
Inventories	1,507	1,379
Prepaid expenses	761	238

Total current assets	6,517	7,233

Property and equipment, net	16,267	16,913
Goodwill	1,383	1,383
Debt issue costs	42	21
Other assets	43	47
Total assets	$24,252	$25,597

Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	$3,363	$3,584
Accrued expenses	1,657	1,689
Customer advances	3,087	2,815
Income tax accruals	22	30
Revolving line of credit	--	1,415
Fair value of warrant liability	934	612
Current portion of capital lease obligation	276	268
Current portion of long-term debt	4,953	613
Total current liabilities	14,292	11,026

Capital lease obligation, less current portion	331	471
Long-term debt, less current portion	--	4,641
Total liabilities	14,623	16,138

Commitments and contingencies

Shareholders’ equity:
Preferred shares, authorized 1,000,000 shares, no par value: 1,185
Series A shares at $1,000 stated value issued and outstanding
at March 31, 2014 and 1,335 at September 30, 2013	1,185	1,335
Common shares, no par value: authorized 19,000,000 shares; 8,057,267 issued
and outstanding at March 31, 2014 and 7,703,891 at September 30, 2013	1,976	1,887
Additional paid-in capital	21,071	19,925
Accumulated deficit	(14,601)	(13,720)
Accumulated other comprehensive income	(2)	32

Total shareholders’ equity	9,629	9,459

Total liabilities and shareholders’ equity	$24,252	$25,597

BIOANALYTICAL SYSTEMS, INC.

RECONCILIATION OF GAAP TO NONGAAP EARNINGS

(In thousands)(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2014	2013	2014	2013

GAAP Net income (loss)	$(219)	$(311)	$(881)	$(55)

Addback: Interest expense	121	163	285	329
Income taxes	7	--	7	--
Depreciation and amortization	397	435	799	908
Change in fair value of warrant liability	200	142	1,161	25
Stock option expense	(2)	61	45	135

NONGAAP EBITDA	$504	$490	$1,416	$1,342

EBITDA - Earnings before interest, taxes, depreciation, amortization, stock option expenses and the change in the fair value of warrant liability.